                                  EXHIBIT 11.1

                              PRI AUTOMATION, INC.
                   COMPUTATION OF NET INCOME PER COMMON SHARE
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


                                                                  THREE MONTHS ENDED
                                                                  ------------------
                                                     DECEMBER 31, 1996           DECEMBER 31, 1995
                                                     -----------------           -----------------
                                                                     FULLY                     FULLY
              TYPE OF SECURITY                     PRIMARY          DILUTED      PRIMARY      DILUTED
              ----------------                     -------          -------      -------      -------
 Common stock outstanding, beginning of
  the period................................       7,285,460       7,285,460    6,998,266    6,998,266
 Weighted average cheap stock outstanding
  during the period(1)......................              --              --      171,534      171,534
 Weighted average common stock issued
  during the period.........................          25,614          25,614       30,623       67,325
 Assumed exercise of common stock warrants..              --              --      112,500      112,500
 Assumed exercise of common share options...         698,555         706,539      460,175      463,370
 Less:  Purchase of common stock under the
  treasury stock method.....................        (303,334)       (255,624)    (202,204)    (200,850)
                                                  ----------      ----------   ----------   ----------
 Weighted average number of common
   common equivalent shares outstanding.....       7,706,295       7,761,989    7,570,894    7,612,145
                                                  ==========      ==========   ==========   ==========
 Net income per common share................      $     0.50      $     0.50        $0.42        $0.42
                                                  ==========      ==========   ==========   ==========

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(1) In accordance with the Securities and Exchange Commission Staff Accounting
    Bulletin No. 83, issuances of common stock and common stock equivalents within one year prior to the initial filing date of the registration statement for the Company's initial public offering in October 13, 1994, at share prices less than the mid-point of the estimated initial public offering price range (cheap stock), are considered to have been made in anticipation of the contemplated public offering price for which this registration statement was prepared. Accordingly, these equity issuances are treated as issued and outstanding, using the treasury stock method, for all periods presented.